News Release
Cory T. Walker
April 24, 2006	Chief Financial Officer
(386) 239-7250

BROWN & BROWN, INC.
ANNOUNCES A 16.3% INCREASE IN FIRST QUARTER NET INCOME

(Daytona Beach and Tampa, Florida) . . . Brown & Brown, Inc. (NYSE:BRO) today announced new records for its net income and net income per share in the first quarter.

Net income per share for the quarter ended March 31, 2006 was $0.36, an increase of 16.1% over the $0.31 in net income per share reported for the quarter ended March 31, 2005. Net income rose to $50,026,000 for the first quarter of 2006, versus net income of $43,018,000 for the quarter ended March 31, 2005, an increase of 16.3%.

Total revenue for the quarter ended March 31, 2006 was up 13.9%, to $230,582,000, compared with $202,374,000 recorded in the corresponding quarter in 2005.

J. Hyatt Brown, Chairman and Chief Executive Officer, noted, “The wind storm capacity crunch, in coastal areas from Texas to Virginia, is the most severe that I have seen in my 47-year insurance career. This tumultuous market place, combined with softening property and casualty pricing, outside of wind-prone areas, presents challenges for our customers and our professionals. We are responding positively and aggressively in finding solutions to those needs. That being said, all-in-all we are pleased with the quarter’s results.”

Jim W. Henderson, President and Chief Operating Officer, added, “Since the beginning of the year, we have completed seven acquisitions with total annualized revenues of approximately $24.6 million, most of which already operate at expected Brown & Brown margin levels. Our operating model continues to attract the best-in- class of acquisition candidates, including small and medium agencies with industry-leading margins. Our success with both small and large agencies has provided Brown & Brown with a unique pipeline of opportunities.”

Brown & Brown, Inc. and its subsidiaries offer a broad range of insurance and reinsurance products and services, as well as risk management, third party administration, managed health care, and Medicare set-aside services and programs. Providing service to business, public entity, individual, trade and professional association clients nationwide, the Company is ranked by Business Insurance magazine as the United States’ seventh largest independent insurance intermediary. The Company’s Web address is www.bbinsurance.com.

This press release may contain certain statements relating to future results which are forward-looking statements, including those relating to continuing our revenue, earnings and operating growth, as well as identifying and consummating attractive acquisition opportunities. These statements are not historical facts, but instead represent only the Company’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results, financial condition and achievements may differ, possibly materially, from the anticipated results, financial condition and achievements contemplated by these forward-looking statements. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results and condition, as well as its other achievements, are contained in the Company’s filings with the Securities and Exchange Commission. Some factors include: general economic conditions around the country; downward commercial property and casualty premium pressures; the competitive environment; the integration of the Company’s operations with those of businesses or assets the Company has acquired or may acquire in the future and the failure to realize the expected benefits of such integration; the potential occurrence of a disaster that affects certain areas of the States of California, Florida, Georgia, New Jersey, New York, Pennsylvania and/or Washington, where significant portions of the Company’s business are concentrated; the actual costs of resolution of contingent liabilities; those factors relevant to Brown & Brown's consummation and integration of announced acquisitions, including any matters analyzed in the due diligence process, material adverse changes in the customers of the companies whose operations are acquired, and material adverse changes in the business and financial condition of either or both companies and their respective customers; and the cost and impact on the Company of previously disclosed litigation initiated against the Company and regulatory inquiries regarding industry and Company practices with respect to compensation received from insurance carriers. All forward-looking statements made herein are made only as of the date of this release, and the Company does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which the Company hereafter becomes aware.

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Brown & Brown, Inc.
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended March 31, 2006 and 2005
(in thousands, except per share data)
(unaudited)

	2006	2005
REVENUES
Commissions and fees	$227,915	$200,315
Investment income	2,209	965
Other income, net	458	1,094
Total revenues	230,582	202,374

EXPENSES
Employee compensation and benefits	100,730	90,384
Non-cash stock-based compensation	2,330	891
Other operating expenses	30,969	27,142
Amortization	9,000	7,535
Depreciation	2,595	2,367
Interest	3,522	3,542
Total expenses	149,146	131,861

Income before income taxes	81,436	70,513

Income taxes	31,410	27,495

Net income	$50,026	$43,018

Net income per share:
Basic	$0.36	$0.31
Diluted	$0.36	$0.31

Weighted average number of shares outstanding:
Basic	139,383	138,324
Diluted	140,823	139,422

Dividends declared per share	$0.05	$0.04

Brown & Brown, Inc.
INTERNAL GROWTH SCHEDULE
Core Commissions and Fees(1)
Three Months Ended March 31, 2006
(in thousands)
(unaudited)

	Quarter Ended 3/31/06	Quarter Ended 3/31/05	Total Net Change	Total Net Growth %	Less Acquisition Revenues	Internal Net Growth %

Florida Retail	$39,260	$37,311	$1,949	5.2%	$284	4.5%
National Retail	51,257	49,426	1,831	3.7%	3,075	(2.5)%
Western Retail	25,028	25,117	(89)	(0.4)%	1,370	(5.8)%
Total Retail	115,545	111,854	3,691	3.3%	4,729	(0.9)%

Professional Programs	10,338	10,966	(628)	(5.7)%	-	(5.7)%
Special Programs	26,778	21,413	5,365	25.1%	2,523	13.3%
Total Programs	37,116	32,379	4,737	14.6%	2,523	6.8%

Brokerage	35,143	21,366	13,777	64.5%	13,065	3.3%

TPA Services	6,644	6,384	260	4.1%	-	4.1%

Total Core Commissions and Fees (1)	$194,448	$171,983	$22,465	13.1%	$20,317	1.2%

Reconciliation of Internal Growth Schedule
to Total Commissions and Fees
Included in the Consolidated Statements of Income
for the Three Months Ended March 31, 2006 and 2005
(in thousands)
(unaudited)

	Quarter Ended 3/31/06	Quarter Ended 3/31/05
Total core commissions and fees(1)	$194,448	$171,983
Contingent commissions	33,467	27,844
Divested business	-	488

Total commission & fees	$227,915	$200,315

(1)	Total core commissions and fees are our total commissions and fees less (i) profit-sharing contingent commissions (revenue derived from special revenue-sharing commissions from insurance companies based upon the volume and the growth and/or profitability of the business placed with such companies during the prior year), and (ii) divested business (commissions and fees generated from offices, books of business or niches sold by the Company or terminated).

Brown & Brown, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	March 31, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$73,683	$100,580
Restricted cash and investments	256,085	229,872
Short-term investments	2,767	2,748
Premiums, commissions and fees receivable	245,357	257,930
Other current assets	29,141	28,637
Total current assets	607,033	619,767

Fixed assets, net	41,726	39,398
Goodwill	623,124	549,040
Amortizable intangible assets, net	387,151	377,907
Investments	9,119	8,421
Other assets	14,249	14,127
Total assets	$1,682,402	$1,608,660

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Premiums payable to insurance companies	$419,097	$397,466
Premium deposits and credits due customers	27,048	34,027
Accounts payable	50,318	21,161
Accrued expenses	42,870	74,534
Current portion of long-term debt	73,370	55,630
Total current liabilities	612,703	582,818

Long-term debt	210,832	214,179

Deferred income taxes, net	34,961	35,489

Other liabilities	13,304	11,830

Shareholders’ equity:
Common stock, par value $0.10 per share; authorized 280,000 shares; issued and outstanding 139,516 at 2006 and 139,383 at 2005	13,952	13,938
Additional paid-in capital	196,013	193,313
Retained earnings	595,703	552,647
Accumulated other comprehensive income	4,934	4,446

Total shareholders’ equity	810,602	764,344

Total liabilities and shareholders’ equity	$1,682,402	$1,608,660